Exhibit 99.0

For Immediate Release	Contact:	Bob DeFillippo
August 3, 2004		(973) 802-4149

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2004 RESULTS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $519 million ($1.02 per Common share) for the second quarter of 2004, compared to $127 million (25 cents per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $495 million (97 cents per Common share) for the second quarter of 2004, compared to $357 million (66 cents per Common share) for the second quarter of 2003, for a 47% increase per Common share. Pre-tax adjusted operating income of the Financial Services Businesses was $638 million in the second quarter of 2004, compared to $529 million in the year-ago quarter.

For the first half of 2004, net income of the Financial Services Businesses amounted to $809 million ($1.59 per Common share) compared to $324 million (63 cents per Common share) for the first half of 2003. First half 2004 after-tax adjusted operating income of the Financial Services Businesses amounted to $874 million ($1.71 per Common share) compared to $649 million ($1.22 per Common share) for the first half of 2003.

Adjusted operating income excludes net realized investment gains/losses and related charges and adjustments, and results from divested businesses. Adjusted operating income also excludes discontinued operations, an extraordinary gain in the second quarter of 2004 on an acquisition, and a charge in the first quarter of 2004 for the cumulative effect of an accounting change, which are presented as separate components of net income under GAAP. In the second quarter, we modified our definition of adjusted operating income as a result of the acquisition of the retirement business of CIGNA Corporation. With respect to this business, recorded changes in asset values that will ultimately inure to contractholders are excluded from adjusted operating income. Similarly, recorded changes in contractholder liabilities resulting from changes in related asset values are also excluded from adjusted operating income.

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The company acquired the retirement business of CIGNA Corporation on April 1, 2004 and American Skandia on May 1, 2003. Results of the Financial Services Businesses include the results of these businesses from the dates of acquisition. The acquired retirement business contributed about 5 cents per Common share to overall adjusted operating income of the Financial Services Businesses for the current quarter, net of estimated financing costs and after absorption of transition costs. On July 1, 2003, the company completed the combination of its retail securities brokerage operations with Wachovia. Adjusted operating income of the Financial Services Businesses for the second quarter of 2004 includes after-tax transition costs of 1 cent per Common share related to the retirement business acquisition and 5 cents per Common share related to the retail securities brokerage combination. Results for the Financial Services Businesses for the second quarter also benefited from the acquisition, in late February 2004, of majority ownership of Hyundai Investment and Securities Co., Ltd., a Korean asset management firm.

“Our second quarter results reinforce our confidence that Prudential Financial, Inc. is on track toward our targeted returns. In our domestic businesses, we’ve significantly strengthened our position in the retirement market with the acquisition of CIGNA’s retirement business, which is beginning to contribute to our reported results with the integration process off to a good start. The quarter also benefited from strong annuity business results, bolstered by the American Skandia acquisition, which has consistently met our return expectations through the first year of our ownership. In addition, our international operations continued to produce strong earnings growth this quarter,” said Chairman and CEO Arthur F. Ryan.

“Considering the impact we expect from our recent transactions, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $3.15 to $3.25 for the year 2004, based on after-tax adjusted operating income of the Financial Services Businesses. This expectation includes anticipated charges, to be absorbed within 2004 adjusted operating income, of approximately 35 cents per share relating to these transactions, including approximately 25 cents per share from the combination of the retail securities brokerage operations and approximately 10 cents per share from the integration of the retirement business acquired from CIGNA. A total of 10 cents per share of these charges has already been absorbed in first half results. The 2004 expectation further assumes appreciation in the S&P 500 index of 2% per quarter in the second half of the year,” Ryan said. The 2004 expectation is subject to change if these assumptions are not realized and as discussed under “Forward Looking Statements” below.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

Presented below is a discussion of the results of our divisions, based on a non-GAAP financial measure we call adjusted operating income. We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with generally accepted accounting principles.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $238 million for the second quarter of 2004, compared to $236 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $192 million for the current quarter, compared to $178 million in the year-ago quarter. The segment’s individual life insurance business reported adjusted operating income of $98 million in the current quarter, compared to $113 million in the year-ago quarter. The $15 million decrease reflected a lower contribution from investment income due to a reduction in capital required to support the business, and the effect of the recent sale of our property and casualty business on recovery of costs of our agency distribution system. The segment’s individual annuity business reported adjusted operating income of $94 million in the current quarter, an increase of $29 million from the year-ago quarter, including an $18 million greater contribution from American Skandia for which the year-ago quarter included its initial two months of results. The segment’s original individual annuity business reported adjusted operating income of $33 million in the current quarter, an $11 million increase from the year-ago quarter, as current quarter results benefited from increased net interest spread on general account annuities and higher asset-based fees. Our Group Insurance segment reported adjusted operating income of $46 million in the current quarter, a decrease of $12 million from the year-ago quarter, reflecting less favorable disability claims experience.

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The Investment division reported adjusted operating income of $72 million in the second quarter of 2004, compared to $77 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $92 million for the current quarter, representing a $47 million increase from the year-ago quarter, including a $36 million contribution to the segment’s results from the April 1 acquisition of CIGNA’s retirement business. The segment’s original retirement business reported adjusted operating income of $56 million for the current quarter, an $11 million increase from the year-ago quarter, reflecting increased net interest spread on general account products and higher asset-based fees. The Asset Management segment reported adjusted operating income of $60 million for the current quarter, an increase of $7 million from the year-ago quarter. Current quarter results included an estimated contribution of $11 million from management of assets associated with the acquired retirement business, and expenses of $7 million to exit an operating facility.

Our Financial Advisory segment, which reflects the combination of our retail securities brokerage business with Wachovia Securities, LLC on July 1, 2003, reported a loss, on an adjusted operating income basis, of $80 million for the current quarter. Our 38% share of the venture’s results, before transition costs, resulted in adjusted operating income of $36 million. However, current quarter results also include expenses of $77 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, as well as $38 million of transition costs. In the year-ago quarter, the Financial Advisory segment reported a loss, on an adjusted operating income basis, of $21 million.

The International Insurance and Investments division reported adjusted operating income of $262 million for the second quarter of 2004, compared to $217 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $244 million for the current quarter, an increase of $37 million from $207 million for the year-ago quarter. Adjusted operating income from our international insurance operations other than Gibraltar Life was $129 million in the current quarter, an increase of $20 million from the year-ago quarter, reflecting continued business growth in Japan and Korea and a favorable impact of $5 million, versus the year-ago quarter, from currency exchange rates. The segment’s Gibraltar Life operations reported adjusted operating income of $115 million for the current quarter, an increase of $17 million from $98 million in the year-ago quarter. Current quarter results

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benefited $9 million from the extinguishment of liabilities established in connection with Gibraltar Life’s restructuring in April 2001 and a favorable impact of $5 million, versus the year-ago quarter, from currency exchange rates. The International Investments segment reported adjusted operating income of $18 million for the quarter, an increase of $8 million from the year-ago quarter, as current quarter results benefited from the recent acquisition of an 80% stake in Hyundai Investment and Securities Co., Ltd., a Korean asset management firm.

Corporate and Other operations resulted in adjusted operating income of $66 million in the second quarter of 2004, compared to a $1 million loss in the year-ago quarter which included costs of $37 million related to a pre-demutualization structured financing transaction. Current quarter results include adjusted operating income of $31 million from the company’s real estate and relocation business, a $14 million increase from the year-ago quarter, reflecting greater transaction volume and home sale prices. Current quarter results also include a $13 million benefit from a new Medicare program. Under this program, the Federal government shares costs of the company’s prescription drug benefits provided to eligible retirees on a continuing basis beginning in 2004.

The effective tax rate for the full year applied to adjusted operating income of the Financial Services Businesses was decreased in the second quarter of 2004 from 31% to 30%. The effective tax rate for the second quarter was reduced further to 22% as a result of non-recurring favorable adjustments to the company’s income tax liabilities. These adjustments contributed 9 cents per share to after-tax adjusted operating income for the current quarter.

Assets under management amounted to $474 billion at June 30, 2004, compared to $422 billion a year earlier and $414 billion at December 31, 2003. The acquisition of the retirement business of CIGNA Corporation, on April 1, 2004, added $49 billion of assets under management during the current quarter. Our acquisition of an 80% stake in Hyundai Investment and Securities Co., Ltd. in February 2004 added $12 billion of mutual fund assets during the first quarter.

Net income of the Financial Services Businesses for the second quarter of 2004 amounted to $519 million, compared to $127 million in the year-ago quarter. Current quarter net income includes $143 million of net realized investment gains and related charges and adjustments, and losses of $9 million from divested businesses, in each case before income taxes. Net income for the second quarter also reflects declines of $322 million in recorded asset values and

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$183 million in recorded liabilities pertaining to contracts, primarily in connection with the retirement business we acquired from CIGNA, for which such changes in value will ultimately inure to contractholders. These changes primarily represent interest-rate related mark-to-market adjustments and, as discussed previously, are excluded from adjusted operating income.

Net realized investment gains in the current quarter include $63 million of losses from impairments and sales of credit-impaired securities. At June 30, 2004, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $803 million, including $753 million on investment-grade securities which are substantially all interest rate related. Gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $369 million at year-end 2003.

Net income for the current quarter also includes a $20 million extraordinary gain (net of related taxes) to recognize the excess of estimated fair value of net assets acquired over the purchase price in our recent acquisition of an 80% stake in Hyundai Investment and Securities Co., Ltd.

Net income of the Financial Services Businesses for the year-ago quarter included a $410 million loss from divested businesses, before applicable taxes, related primarily to the company’s agreements to sell its National and New Jersey property and casualty insurance businesses which were completed in the fourth quarter of 2003. Year-ago quarter net income also included realized investment losses, net, and related charges and adjustments, of $11 million, and income of $18 million (net of related taxes) from discontinued operations.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported second quarter 2004 net income of $30 million, compared to $69 million for the year-ago quarter.

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The Closed Block Business reported income from operations before income taxes of $45 million for the second quarter of 2004 and $108 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $60 million in the current quarter and $114 million in the year-ago quarter.

For the first half of 2004, the Closed Block Business reported net income of $141 million, compared to $68 million for the first half of 2003.

The Closed Block Business reported income from operations before income taxes of $217 million for the first half of 2004 and $107 million for the first half of 2003.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $549 million for the second quarter of 2004 and $196 million for the year-ago quarter, and reported net income of $950 million for the first half of 2004 and $392 million for the first half of 2003.

Share Repurchase Program

During the second quarter of 2004, the company acquired 8.5 million shares of its Common Stock, at a total cost of $377 million. From the commencement of share repurchases in May, 2002, through June 30, 2004, the company has acquired 71.8 million shares of its Common Stock at a total cost of $2.550 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the sixth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” or variations of

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such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the economic environment; various domestic or international military or terrorist activities or conflicts; volatility in the securities markets; reestimates of our reserves for future policy benefits and claims; changes in our assumptions related to deferred policy acquisition costs; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or accounting practices; Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; adverse litigation results; and changes in tax law. Prudential Financial, Inc. is under no obligation to update any particular forward-looking statement included in this document.

As indicated above, our expectation of earnings per Common share is based on after-tax adjusted operating income. Adjusted operating income, which is not measured in accordance with generally accepted accounting principles (GAAP), excludes net realized investment gains and losses. A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Similarly, adjusted operating income excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value

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changes, because these recorded changes in asset and liability values will ultimately inure to contracthholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our ongoing operations. Because we do not predict future realized investment gains/losses or recorded changes in asset and liability values that will ultimately inure to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2003, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Wednesday, August 4, 2004, at 11 a.m. ET, to discuss with the investment community the company’s second quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 11. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 428-4479 (domestic callers) or (651) 291-5254 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on August 4, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 737409.

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Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Financial Highlights

(in millions, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,210	$1,953	$4,401	$3,926
Policy charges and fee income	580	481	1,139	939
Net investment income	1,333	1,250	2,579	2,502
Commissions, investment management fees, and other income	933	1,059	1,642	1,953

Total revenues	5,056	4,743	9,761	9,320

Benefits and expenses:
Insurance and annuity benefits	2,217	1,983	4,479	4,090
Interest credited to policyholders’ account balances	559	421	986	839
Interest expense	57	42	110	84
Other expenses	1,585	1,768	2,999	3,346

Total benefits and expenses	4,418	4,214	8,574	8,359

Adjusted operating income before income taxes	638	529	1,187	961
Income taxes, applicable to adjusted operating income	143	172	313	312

Financial Services Businesses after-tax adjusted operating income (1)	495	357	874	649

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	143	(11)	144	(124)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(322)	—	(272)	—
Change in experience-rated contractholder liabilities due to asset value changes	183	—	133	—
Divested businesses	(9)	(410)	(30)	(414)

Total items excluded from adjusted operating income before income taxes	(5)	(421)	(25)	(538)
Income taxes, applicable to items excluded from adjusted operating income	(11)	(173)	(24)	(211)

Total items excluded from adjusted operating income, after income taxes	6	(248)	(1)	(327)

Income from continuing operations (after-tax) of Financial Services Businesses before extraordinary gain on acquisition and cumulative effect of accounting change	501	109	873	322
Income (loss) from discontinued operations, net of taxes	(2)	18	(5)	2
Extraordinary gain on acquisition, net of taxes	20	—	20	—
Cumulative effect of accounting change, net of taxes	—	—	(79)	—

Net income of Financial Services Businesses	$519	$127	$809	$324

Direct equity adjustment for earnings per share calculation (2)	23	8	42	26

Earnings available to holders of Common Stock after direct equity adjustment:

Based on net income	$542	$135	$851	$350

Based on after-tax adjusted operating income	$518	$365	$916	$675

See footnotes on last page.

Financial Highlights

(in millions, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Earnings per share of Common Stock (diluted) (2):
Financial Services Businesses after-tax adjusted operating income	$0.97	$0.66	$1.71	$1.22
Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	0.27	(0.02)	0.27	(0.22)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.60)	—	(0.51)	—
Change in experience-rated contractholder liabilities due to asset value changes	0.34	—	0.25	—
Divested businesses	(0.02)	(0.74)	(0.06)	(0.75)

Total items excluded from adjusted operating income, before income taxes	(0.01)	(0.76)	(0.05)	(0.97)
Income taxes, applicable to items excluded from adjusted operating income	(0.02)	(0.31)	(0.05)	(0.38)

Total items excluded from adjusted operating income, after income taxes	0.01	(0.45)	—	(0.59)

Income from continuing operations (after-tax) of Financial Services Businesses before extraordinary gain on acquisition and cumulative effect of accounting change	0.98	0.21	1.71	0.63
Income (loss) from discontinued operations, net of taxes	—	0.04	(0.01)	—
Extraordinary gain on acquisition, net of taxes	0.04	—	0.04	—
Cumulative effect of accounting change, net of taxes	—	—	(0.15)	—

Net income of Financial Services Businesses	$1.02	$0.25	$1.59	$0.63

Weighted average number of outstanding Common shares (diluted basis)	532.2	549.4	536.0	552.9

Financial Services Businesses Attributed Equity (as of end of period):

Total attributed equity	$19,619	$21,768
Per share of Common Stock - diluted	37.11	39.83

Attributed equity excluding unrealized gains and losses on investments	$18,695	$18,318
Per share of Common Stock - diluted	35.36	33.52

Number of diluted shares at end of period	528.7	546.5

Adjusted operating income before income taxes, by Segment (1):
Individual Life and Annuities	$192	$178	$377	$307
Group Insurance	46	58	72	92

Total Insurance Division	238	236	449	399

Asset Management	60	53	118	98
Financial Advisory	(80)	(21)	(94)	(46)
Retirement	92	45	144	98

Total Investment Division	72	77	168	150

International Insurance	244	207	459	382
International Investments	18	10	22	13

Total International Insurance and Investments Division	262	217	481	395

Corporate and other operations	66	(1)	89	17

Financial Services Businesses adjusted operating income before income taxes	638	529	1,187	961

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	143	(11)	144	(124)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(322)	—	(272)	—
Change in experience-rated contractholder liabilities due to asset value changes	183	—	133	—
Divested businesses	(9)	(410)	(30)	(414)

Total items excluded from adjusted operating income before income taxes	(5)	(421)	(25)	(538)

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change - Financial Services Businesses	$633	$108	$1,162	$423

See footnotes on last page.

Financial Highlights

(in millions, except as otherwise noted)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$27	$26	$53	$52
Universal life	39	25	71	54
Term life	28	29	60	55

Total excluding corporate-owned life insurance	94	80	184	161
Corporate-owned life insurance	1	13	7	17

Total	$95	$93	$191	$178

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,732	$1,127	$3,547	$1,568

Net sales	$418	$171	$830	$160

Total account value at end of period	$48,649	$43,278

Group Insurance New Annualized Premiums (4):
Group life	$34	$35	$161	$123
Group disability	15	29	105	96

Total	$49	$64	$266	$219

Investment Division:

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$74.4	$82.5
Institutional customers	106.3	89.2
General account	147.6	127.1

Total Investment Management and Advisory Services	$328.3	$298.8

Mutual Funds and Wrap-Fee Products:
Mutual Funds and Wrap-Fee Products Sales:

Gross sales, other than money market	$2,694	$2,562	$5,721	$4,935

Net sales (redemptions), other than money market	$(441)	$(141)	$(133)	$92

Assets at end of period:
Mutual funds, excluding money markets	$26,463	$25,723
Money markets	13,311	26,112
Wrap-fee products	27,728	16,702
Other managed accounts (5)	—	18,089

Total	$67,502	$86,626

Retirement Segment Sales:

Defined Contribution:

Gross sales	$2,239	$876	$3,363	$1,904

Net withdrawals	$(281)	$(394)	$(692)	$(4)

Guaranteed Products:

Gross sales	$1,704	$648	$2,205	$1,202

Net withdrawals	$(617)	$(372)	$(958)	$(863)

International Insurance and Investments Division:

International Insurance New Annualized Premiums (6):

Actual exchange rate basis	$224	$220	$464	$440

Constant exchange rate basis	$212	$226	$438	$453

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Closed Block Business Data:

Income Statement Data:
Revenues	$1,990	$2,092	$3,978	$3,959
Benefits and expenses	1,945	1,984	3,761	3,852

Income from operations before income taxes	45	108	217	107
Income taxes	15	39	76	39

Closed Block Business net income	$30	$69	$141	$68

Direct equity adjustment for earnings per share calculation (2)	(23)	(8)	(42)	(26)

Earnings available to holders of Class B Stock after direct equity adjustment	$7	$61	$99	$42

Net income per share of Class B Stock	$3.50	$30.50	$49.50	$21.00

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):

Total attributed equity	$1,008	$929
Per Share of Class B Stock	504.00	464.50

Attributed equity excluding unrealized gains and losses on investments	$375	$151
Per Share of Class B Stock	187.50	75.50

Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:

Consolidated Income Statement Data:
Revenues	$6,884	$7,304	$13,633	$14,089
Benefits and expenses	6,206	7,088	12,254	13,559

Income from operations before income taxes	678	216	1,379	530
Income taxes	147	38	365	140

Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change	531	178	1,014	390
Income (loss) from discontinued operations, net of taxes	(2)	18	(5)	2
Extraordinary gain on acquisition, net of taxes	20	—	20	—
Cumulative effect of accounting change, net of taxes	—	—	(79)	—

Consolidated net income	$549	$196	$950	$392

Net income:
Financial Services Businesses	$519	$127	$809	$324
Closed Block Business	30	69	141	68

Consolidated net income	$549	$196	$950	$392

Assets and Asset Management Information (in billions, as of end of period)

Total assets	$374.7	$336.1

Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$328.3	$298.8
Non-proprietary assets under management	43.6	40.7

Total managed by Investment Division	371.9	339.5
Managed by International Insurance and Investments Division	67.0	50.0
Managed by Insurance Division	35.3	32.9

Total assets under management	474.2	422.4
Client assets under administration (7)	64.6	186.5

Total assets under management and administration	$538.8	$608.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses, and related charges and adjustments; investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; cumulative effect of accounting change; extraordinary gain on acquisition; and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies.

The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities.

(5)	Other managed accounts were associated with businesses that were combined into Wachovia Securities Financial Holdings, LLC on July 1, 2003. As a result, Prudential Financial no longer reports these assets as a component of its mutual fund and wrap-fee assets under management.

(6)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2003.

(7)	Assets under administration at June 30, 2003 include approximately $155 billion associated with businesses that were combined into Wachovia Securities Financial Holdings, LLC on July 1, 2003. As a result, Prudential Financial no longer reports these assets as a component of its assets under management and administration.

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